CREDIT AGREEMENT

DATED AS OF FEBRUARY 27, 2004

COLE WW II, LLC, COLE WW IV, LLC,

CONWA PROPERTY II LLC, CONWA PROPERTY IV LLC,

SWA REMAINDER II LLC, SWA REMAINDER IV LLC

and

SOUTHTRUST BANK

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of February 27, 2004, among COLE WW II, LLC, an Arizona limited liability company (“Cole WW II”), COLE WW IV, LLC, an Arizona limited liability company (“Cole WW IV”), CONWA PROPERTY II LLC, a Delaware limited liability company (“Conwa Property II”), CONWA PROPERTY IV LLC, a Delaware limited liability company (“Conwa Property IV”), SWA REMAINDER II LLC, a Delaware limited liability company (“SWA Remainder II”), SWA REMAINDER IV LLC, a Delaware limited liability company (“SWA Remainder IV”) (Cole WW II and Cole WW IV hereinafter referred to as the “Borrowers”, and Conwa Property II, Conwa Property IV, SWA Remainder II and SWA Remainder IV hereinafter referred to as the “Mortgagors”), and SOUTHTRUST BANK, an Alabama banking corporation (the “Bank”). As used in this Agreement, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, Borrowers have applied to Bank for loans to be used for the purpose hereinafter described, and Bank has agreed to make such loans on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1.	DEFINITIONS.

1.1           Defined Terms. As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Advance” means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to Article 2 or Article 3 of this Agreement.

“Affiliate” means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.

“Aggregate Loan Amount” means Fourteen Million Nine Hundred Twenty-Three Thousand Thirty-Five and No/100 Dollars ($14,923,035.00).

“Agreement” means this Credit Agreement, as amended or supplemented from time to time.

“Applicable Margin” means two and two tenths percent (2.2%).

“Approved REIT” means Cole Credit Property Trust, Inc., Cole Credit Property Trust II, Inc., any other REIT with Cole REIT Advisors, LLC as its advisor, or any other REIT approved by Bank.

“Approved Transfers of the Equity Interests” means a transfer of the Equity Interests if all of the following conditions are met: (i) there is not existing a Default, (ii) the transfer is to an Approved REIT; and (iii) Borrower shall pay all fees and costs of Bank incurred in connection with such transfer, if any, including Attorneys' Fees.

“Assignments of Rents” means (i) that certain Assignment of Rents and Leases of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of Delaware; (ii) that certain Assignment of Rents and Leases of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of New Jersey; and (iii) that certain Assignment of Rents and Leases of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of Pennsylvania; and includes any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“Assigned Documents” means (i) the Assigned Leases; (ii) the Cole WW II Purchase Agreement; (iii) the Cole WW IV Purchase Agreement; (iv) any and all other agreements entered into by or for the benefit of Borrower Party with any Person with respect to the acquisition (including, without limitation, all documents delivered to or for the benefit of Borrower Party in connection with the closing of the Purchase under and as defined in the Cole WW II Purchase Agreement and the Cole WW IV Purchase Agreement), use, management, leasing, sale or operation of any part of the Mortgaged Property; (v) any and all Governmental Approvals with respect to any part of the Mortgaged Property; and (vi) any and all operating, service, supply, maintenance and similar contracts with respect to any part of the Mortgaged Property.

“Assigned Leases” means all leases presently existing or hereafter made, whether written or verbal, or any letting of, or agreement for the use or occupancy of, any part of the Mortgaged Property, and each modification, extension, renewal and guarantee thereof, including the Rents (a current listing of such Assigned Leases being attached to this Agreement as Exhibit “A”).

“Attorneys’ Fees” means attorneys’ fees actually incurred at ordinary and customary rates.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and “Bankruptcy” means the commencement of any case or other action for relief under Bankruptcy Law.

“Borrowers” means Cole WW II and Cole WW IV.

“Borrower Parties” means Borrowers, Mortgagors, and any other Person who may from time to time guarantee or otherwise become responsible for all or any part of the Obligations.

“Borrower's Party's Interest” means all right, title and interest of Borrower Party of whatever kind, nature or description.

“Borrower's Representatives” means the president, chief executive officer, and chief financial officer, and any other person designated by Borrower as Borrower's Representatives under this Agreement.

“Business Day” means any day of the Year, other than Saturday or Sunday, on which dealings in United States Dollars are carried on in the London interbank market and banks open for business in Atlanta, Georgia are not required or authorized to close.

“Cash Management Agreement” means any and all cash management agreements or related agreements entered into or in effect among Borrower Parties and Bank during the term of this Agreement.

“Change in Control” means a change in the Equity Interests and/or the Voting Power of any Borrower Party so that, after the change, one or more Persons affiliated with Cole Capital Advisors, Inc. directly or indirectly own collectively less than sixty-six and two-thirds percent (66.67%) of the outstanding Equity Interests and Voting Power of each Borrower Party.

“Closing” means the time and place of actual execution and delivery of this Agreement, the Notes, and except as waived by Bank, the other documents, instruments, and things required by Section 5.1 hereof.

“Closing Certificates” means certificates of even date herewith in form and substance acceptable to Bank, and duly executed and delivered by each Borrower Party and each Pledgor.

“Cole WW II” means Cole WW II, LLC, an Arizona limited liability company.

“Cole WW II Loan” means the loan which Bank has agreed to advance to Cole WW II in accordance with the terms of Article 2 of this Agreement.

“Cole WW II Loan Amount” means Seven Million Two Hundred Thirty-Four Thousand Seven Hundred Eighty-Seven and No/100 Dollars ($7,234,787.00).

“Cole WW II Loan Maturity Date” means February 26, 2010 (viz., the date six years from the date of this Agreement).

“Cole WW II Mortgaged Property” means the Mortgaged Property located in Hockessin, Delaware, Manahawin, New Jersey and Narberth, Pennsylvania.

“Cole WW II Note” means that certain Promissory Note of even date herewith in the principal amount of $7,234,787.00 and made by Cole WW II to Bank, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Cole WW II Purchase Agreement” means that certain Purchase and Sale Agreement dated December 11, 2003 between Conwa Investors II, LLC (as Seller) and Cole Capital Partners, LLC (as Purchaser), and which Purchase and Sale Agreement has been assigned to Cole WW II pursuant to that certain Assignment of Purchase and Sale Agreement dated January 20, 2004, and includes any amendment to or modification of such Purchase and Sale Agreement.

“Cole WW IV” means Cole WW IV, LLC, an Arizona limited liability company.

“Cole WW IV Loan” means the loan which Bank has agreed to advance to Cole WW IV in accordance with the terms of Article 3 of this Agreement.

“Cole WW IV Loan Amount” means Seven Million Six Hundred Eighty-Eight Thousand Two Hundred Forty-Eight and No/100 Dollars ($7,688,248.00).

“Cole WW IV Loan Maturity Date” means February 26, 2010 (viz., the date six years from the date of this Agreement).

“Cole WW IV Mortgaged Property” means the Mortgaged Property located in Newark, Delaware, Clifton Heights, Pennsylvania and Vineland, New Jersey.

“Cole WW IV Note” means that certain Promissory Note of even date herewith in the principal amount of $7,688,248.00 and made by Cole WW IV to Bank, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

“Cole WW IV Purchase Agreement” means that certain Purchase and Sale Agreement dated December 11, 2003 between Conwa Investors IV, LLC (as Seller) and Cole Capital Partners, LLC (as Purchaser), and which Purchase and Sale Agreement has been assigned to Cole WW IV pursuant to that certain Assignment of Purchase and Sale Agreement dated January 20, 2004, and includes any amendment to or modification of such Purchase and Sale Agreement.

“Collateral” means the following assets of Borrower Parties, wherever located, whether now owned or hereafter acquired:

(A)	The Mortgaged Property;
(B)	The Assigned Leases, the Rents and the other Assigned Documents;

(C)          The Lease Payment Accounts and the other Pledged Collateral (as defined in the Pledge Agreement - Lease Payment Accounts);

(D)          The Pledged Equity Interests and the other Pledged Collateral (as defined in the Pledge Agreement - Equity Interests);

(E)           All amounts that may be owing from time to time by Bank to Borrower Party in any capacity, including, without limitation, any balance or share belonging to Borrower Party of any Deposit Accounts or other account with Bank;

(F)           Any and all other assets of Borrower Party of any kind, nature or description and which are intended to serve as Collateral under any one or more of the Security Documents; and

(G)          All interest, dividends, Proceeds (including, but without limitation, insurance proceeds), products, rents, royalties, issues and profits of any of the property described above and all notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by Bank for or on behalf of Borrower Party in substitution for or in addition to any of said property.

“Commitment Letter” means that certain commitment letter dated January 16, 2004, from Bank to Mr. Blair Koblenz and Mr. Chris Robertson.

“Conwa Property II” means Conwa Property II LLC, a Delaware limited liability company.

“Conwa Property IV” means Conwa Property IV LLC, a Delaware limited liability company.

“Debt Service” means debt service computed at each Quarter-End based on (i) the monthly payments due under the Loans for the immediately succeeding applicable twelve-month period; or (ii) if Borrowers enter into a Swap Transaction at Closing, and so long as such Swap Transaction remains in effect, the payments due under such Swap Transaction for the immediately succeeding twelve-month period.

“Debt Service Coverage” means the ratio of (i) Net Operating Income to (ii) Debt Service.

“Default” means the occurrence of an event described in Section 9.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

“Default Costs” means all Indemnified Losses incurred by Bank by reason of a Default.

“Default Rate” means a variable per annum rate of interest equal to the lesser of (1) five percent (5%) in excess of the Interest Rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

“Deposit Accounts” means all bank accounts and other deposit accounts and lock boxes included in the Collateral or established for the benefit of Bank pursuant to the terms of any of the Loan Documents.

“Disability Laws” means all Laws of any Jurisdiction relating to access and facilities for disabled individuals, including without limitation the Americans With Disabilities Act of 1990 (“ADA”), as amended (42 U.S.C. Sections 12101, et. seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

“Environmental Laws” means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act (“RCRA”), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto.

“Equity Interests” means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

“Equity Owner” means any Person owning an Equity Interest.

“Event of Default” means the occurrence of an event described in Section 9.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 9.1.

“Existing Indebtedness” means Indebtedness of Borrower Parties as reflected on the Financial Statements.

“Financial Reporting Agreement” means that certain Financial Reporting Agreement of even date herewith among Borrower Parties, Wawa and Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

“Financial Statements” means the most recent balance sheets and income statements of Borrower Parties delivered to Bank.

“Financing Statements” means any UCC-1 financing statements and UCC-3 financing statements (including any amendments and continuations) required under this Agreement or any other Loan Document.

“Fiscal Year” means a twelve-month period of time commencing on the first day of January.

“Fiscal Year-End” means the end of each Fiscal Year.

“Generally Accepted Accounting Principles” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have theretofore been furnished to Bank by the applicable Person.

“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means any nation or government and any political subdivision thereof, and any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal thereof exercising executive, legislative, judicial, regulatory, or administrative functions pertaining thereto, which has or asserts jurisdiction over Bank, any Borrower Party, or any property of any of them.

“Hazardous Materials” and “Hazardous Substances” means “hazardous materials” and “hazardous substances” as defined under any applicable Environmental Law.

“Improvements” means the “Improvements” as defined in the Mortgages.

“Indebtedness” means, as to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A)          All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(B)          All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1)	to purchase such indebtedness; or

(2)           to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3)	to supply funds to or in any other manner invest in the applicable Person;

(C)          All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(D)          All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should not be reflected on the lessee's balance sheet.

“Indemnified Losses” means all damages, dues, penalties, fines, costs (including costs of collection and court fees), amounts paid in settlement, taxes, losses, expenses, and fees (including Attorneys' Fees and expenses).

“Interest Rate” means the actual interest rate at which the outstanding principal amount of a Note bears interest from time to time during the term of such Note.

“Jurisdiction” means each and every nation or any political subdivision thereof.

“Land” means the “Land” as defined in the Mortgages.

“Laws” means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, and any requirement of Licenses and Permits, whether now in effect or hereafter enacted, including, without limitation, Disability Laws and Environmental Laws.

“Lease Payment Accounts” means the “Pledged Accounts” as defined in the Pledge Agreement - Lease Payment Accounts.

“LIBOR Rate Interest Period” means any applicable 30-Day LIBOR Rate Interest Period, 60-Day LIBOR Rate Interest Period, or 90-Day LIBOR Rate Interest Period.

“LIBOR Rate Notice” means any applicable 60-Day LIBOR Rate Notice or 90-Day LIBOR Rate Notice.

“Licenses and Permits” means all building permits, certificates of occupancy, and other permits, licenses, approvals, and authorizations of any Governmental Authority necessary to own, use, occupy, operate, or maintain the Mortgaged Property or any part thereof.

“Lien” means any mortgage, pledge, encumbrance, charge, security interest, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

“Loan Documents” means this Agreement, the Notes, each of the Security Documents, the Cash Management Agreement, the Financial Reporting Agreement, the Closing Certificates, the Commitment Letter and any and all other agreements, documents and instruments of any kind heretofore, contemporaneously herewith or hereafter executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith or hereafter delivered by any Borrower Party or any Pledgor, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“Loan Fee” means a fee in the amount of one and two-tenths percent (1.2%) of the Aggregate Loan Amount (viz., $179,076.42), $50,000.00 of which has been previously paid by the Borrower Parties simultaneously with the execution and delivery of the Commitment Letter.

“Loans” means the Cole WW II Loan and the Cole WW IV Loan.

“Material Adverse Change” means the occurrence of an event giving rise to a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower Party or any Pledgor, (ii) the rights and remedies of Bank under any Loan Document, (iii) the ability of any Borrower Party or any Pledgor to perform its Obligations under any Loan Document to which it is or is to be a party, or (iv) the validity, priority, perfection or enforceability of any Lien of Bank under any Security Document.

“Maturity Date” means, as applicable, the Cole WW II Loan Maturity Date or the Cole WW IV Loan Maturity Date.

“Mortgages” means (i) that certain Mortgage and Security Agreement of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of Delaware; (ii) that certain Mortgage and Security Agreement of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of New Jersey; and (iii) that certain Mortgage and Security Agreement of even date herewith given by Mortgagors in favor of Bank with respect to the Mortgaged Property located in the State of Pennsylvania; and includes any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing.

“Mortgaged Property” means the “Mortgaged Property” as defined in the Mortgages.

“Mortgagors” means Conwa Property II, Conwa Property IV, SWA Remainder II and SWA Remainder IV.

“Net Operating Income” means, as determined by Bank for any applicable period, actual gross revenues arising from the Wawa Leases, less actual expenses and allocations for (i) taxes, (ii) insurance, and (iii) reserves for replacement.

“Notes” means the Cole WW II Note and the Cole WW IV Note.

“Obligations” means the obligations (including obligations of performance) and liabilities of any Borrower Party and any Pledgor to Bank of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and which obligations are incurred pursuant to or in connection with any Loan Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A)          To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B)          To repay to Bank all amounts advanced by Bank hereunder, under any of the Loan Documents or otherwise on behalf of any Borrower Party or any Pledgor, including, but without limitation, future advances and advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to or maintenance or storage of, any of the Collateral;

(C)          To pay, repay or reimburse to Bank all obligations under any agreements designed to provide protection for fluctuations in interest rates, exchange rates, or forward rates, including, without limitation, interest rate exchange agreements, foreign currency exchange agreements, foreign rate currency or interest rate options, puts, warrants, and those commonly known as interest rate “swap” agreements, and any interest rate cap or collar protection agreements; (including, without limitation, Swap Documents); and

(D)          To reimburse Bank, on demand, for all of Bank's expenses and costs, including Attorneys’ Fees and expenses, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the other Loan Documents, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B) and (C).

“Ordinary Course of Business” means an action taken by a Person only if:

(A)          Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B)	Such action is not required to be authorized by the Governing Body of such Person; and

(C)          Such action is similar in nature and magnitude to actions customarily taken, without any authorization by any Governing Body, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

“Participant” means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

“Payment Due Date” means the eleventh (11th) day of each calendar month during the term of this Agreement.

“Permitted Leases and Other Transfers of Collateral” means (i) the Wawa Leases, (ii) transfers of the Pledged Equity Interests (provided such transfer does not result in a Change in Control) or Approved Transfers of Equity Interests, and (iii) any other leases or other transfers of Collateral approved by Bank in its discretion.

“Permitted Liens” means:

(A)	Liens granted to Bank pursuant to the Loan Documents;
(B)	Liens as set forth in the Title Insurance Policies;

(C)          The following Liens, if the granting of such Lien or the attachment of such Lien to the Collateral (i) does not otherwise constitute a Default under the terms of this Agreement, and (ii) does not give rise to a Material Adverse Change:

(1)           if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed:

a.             Liens for taxes, assessments or charges due and payable and subject to interest or penalty;

b.             Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

c.             Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens; and

d.	Adverse judgments on appeal;

(2)           Pledges or deposits made in the Ordinary Course of Business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

(3)           Good faith pledges or deposits made in the Ordinary Course of Business to secure performance of bids, tenders, Contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business; and

(4)           Purchase money security interests granted in the Ordinary Course of Business to secure not more than one hundred percent (100%) of the purchase price of assets.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

“Petroleum Products” means “petroleum products” as defined under any applicable Environmental Law.

“Place for Payment” means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

“Pledge Agreement - Equity Interests” means that certain Pledge Agreement (Equity Interests) of even date herewith among Pledgors and Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

“Pledge Agreement - Lease Payment Accounts” means that certain Pledge Agreement (Lease Payment Accounts) of even date herewith among Conwa Property II, Conwa Property IV and Bank, and includes any and all extensions, revisions, modifications or amendments at any time made thereto.

“Pledged Equity Interests” means the “Pledged Equity Interests” as defined in the Pledge Agreement - Equity Interests.

“Pledgors” means Borrowers, Conwa Equity II LLC, Conwa Equity IV LLC, SWA Remeq II LLC and SWA Remeq IV LLC.

“Quarter” means a period of time of three consecutive calendar months.

“Quarter-End” means the last day of each of March, June, September, and December.

“Records” means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation “T”, Regulation “U”, and Regulation “X”“ means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Rents” means all the rents, issues, and profits now due and which may hereafter become due under or by virtue of the Assigned Leases, together with all claims and rights to the payment of money at any time arising in connection with any rejection or breach of any of the Assigned Leases under Bankruptcy Law, including without limitation, all rights to recover damages arising out of such breach or rejection, all rights to charges payable by a tenant or trustee in respect of the leased premises following the entry of an order for relief under Bankruptcy Law in respect of a tenant and all rentals and charges outstanding under the Assigned Leases as of the date of entry of such order for relief.

“Required Endorsements” means an ALTA Comprehensive 1 endorsement, an ALTA Form 3.0 zoning endorsement, a variable rate endorsement, a survey endorsement specifically insuring Bank that the surveys required herein are accurate and accurately depict the same real estate covered by the applicable Title Insurance Policy, an access endorsement, a usury endorsement, endorsements for future advances under the Mortgages, endorsements for mechanics' and materialmen's Liens, and any other endorsements of the Title Insurance Policies required by Bank.

“Reserve Requirement” with respect to a LIBOR Rate Interest Period, means the weighted average during the LIBOR Rate Interest Period of the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during the LIBOR Rate Interest Period) which is imposed under Regulation D.

“Security Documents” means all documents or instruments of any kind executed or delivered in connection with the Loans, whether delivered prior to, at, or after the Closing, wherein Bank is granted a Lien on, upon or in any Borrower Party's or Pledgor's assets, and all documents and instruments executed and delivered in connection with any of the foregoing, together with any and all extensions, revisions, modifications or amendments at any time made to any of such documents or instruments, including but not limited to this Agreement, the Mortgages, the Assignments of Rents, the Pledge Agreement - Equity Interests, the Pledge Agreement - Lease Payment Accounts, and the Financing Statements.

“Solid Wastes” means “solid wastes” as defined under any applicable Environmental Law.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Swap Documents” means any ISDA Master Agreement and any other documents and instruments attached thereto or referred to therein, including any Schedules and Confirmations, and entered into with respect to a Swap Transaction.

“Swap Transaction” means a transaction to exchange cash flows based on a predetermined schedule of amounts and terms pursuant to Swap Documents and relating to the Loans and the payments thereunder.

“SWA Remainder II” means SWA Remainder II LLC, a Delaware limited liability company.

“SWA Remainder IV” means SWA Remainder IV LLC, a Delaware limited liability company.

“Third Party” means a Person not a party to this Agreement.

“Title Insurance Company” means a title insurance company acceptable to Bank in its discretion and authorized under applicable Law to issue a Title Insurance Policy.

“Title Insurance Policies” means standard American Land Title Association form title insurance policies with respect to each parcel of the Mortgaged Property, each issued by a Title Insurance Company to Bank upon the applicable Mortgaged Property.

“Unsecured Indebtedness” means Indebtedness not secured by any Lien.

“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

“Wawa” means Wawa, Inc., a New Jersey corporation.

“Wawa Leases” means (i) that certain Master Lease between Conwa Property II and Wawa, with respect to the Mortgaged Property located in Narberth, Pennsylvania, Hockessin, Delaware and Manahawkin, New Jersey; and (ii) that certain Master Lease between Conwa Property IV and Wawa, with respect to the Mortgaged Property located in Clifton Heights, Pennsylvania, Vineland, New Jersey and Newark, Delaware.

“Without Notice” means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be expressly required by applicable Law or the Loan Documents.

“Year” means a period of time of twelve consecutive calendar months.

“30-Day Adjusted LIBOR Rate” means, for each respective 30-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 30-Day LIBOR Rate, plus (ii) the Applicable Margin.

“30-Day LIBOR Rate” means, as applicable to each respective 30-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of one month as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 30-Day LIBOR Rate Interest Period (expressed as a decimal).

“30-Day LIBOR Rate Interest Period” means a period of one month from the first day of the applicable 30-Day LIBOR Rate Interest Period to the date one month thereafter.

“60-Day Adjusted LIBOR Rate” means, for each respective 60-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 60-Day LIBOR Rate, plus (ii) the Applicable Margin.

“60-Day LIBOR Rate” means, as applicable to each respective 60-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of two (2) months as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 60-Day LIBOR Rate Interest Period (expressed as a decimal).

“60-Day LIBOR Rate Interest Period” means a period of two months from the first day of the applicable 60-Day LIBOR Rate Interest Period to the date two months thereafter, and with respect to which a 60-Day LIBOR Rate Notice has been given.

“60-Day LIBOR Rate Notice” means a written notice given to Bank by a Borrower's Representative providing for Borrower's election for the outstanding principal balance of a Note to bear interest at the applicable 60-Day Adjusted LIBOR Rate for a 60-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 60-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank's discretion, (i) in no event may any 60-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 60-Day Adjusted LIBOR Rate be elected at any time when the corresponding 60-Day LIBOR Rate Interest Period would extend beyond the applicable Maturity Date, and (iii) if any such 60-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 60-Day LIBOR Rate Notice, at Bank's election, shall not be effective.

“90-Day Adjusted LIBOR Rate” means, for each respective 90-Day LIBOR Rate Interest Period, an interest rate equal to the sum of (i) the applicable 90-Day LIBOR Rate, plus (ii) the Applicable Margin.

“90-Day LIBOR Rate” means, as applicable to each respective 90-Day LIBOR Rate Interest Period, a per annum rate of interest equal to the quotient obtained (stated as an annual percentage rate rounded upward to the next higher 100th of 1%) by dividing (A) the London Interbank Offered Rate (“LIBOR”) for a period of three (3) months as determined by Bank from Telerate (or such other source as Bank may select if such a rate index is not available from Telerate), by (B) 1.00 minus any Reserve Requirement for the 90-Day LIBOR Rate Interest Period (expressed as a decimal).

“90-Day LIBOR Rate Interest Period” means a period of three months from the first day of the applicable 90-Day LIBOR Rate Interest Period to the date three months thereafter, and with respect to which a 90-Day LIBOR Rate Notice has been given.

“90-Day LIBOR Rate Notice” means a written notice given to Bank by a Borrower's Representative providing for Borrower's election for the outstanding principal balance of a Note to bear interest at the applicable 90-Day Adjusted LIBOR Rate for a 90-Day LIBOR Rate Interest Period, such notice to be given at least two (2) Business Days prior to and specifying the date of the commencement of the applicable 90-Day LIBOR Rate Interest Period; provided, however, that, except as may be waived by Bank in Bank's discretion, (i) in no event may any 90-Day LIBOR Rate Interest Period begin until the expiration of any current LIBOR Rate Interest Period, (ii) in no event may a 90-Day Adjusted LIBOR Rate be elected at any time when the corresponding 90-Day LIBOR Rate Interest Period would extend beyond the applicable Maturity Date, and (iii) if any such 90-Day LIBOR Rate Notice is not timely received or is otherwise not properly made, such 90-Day LIBOR Rate Notice, at Bank's election, shall not be effective.

1.2           Accounting Terms. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

1.3           Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, and use of the terms “herein”, “hereof”, and “hereunder” shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided.

1.4           Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including”.

1.5           Reference to Borrowers, Mortgagors, Pledgors and Borrower Parties. Any reference in this Agreement to “Borrower” shall mean each and any Borrower, singularly, and any reference to “Borrowers” shall mean all the Borrowers, collectively; any reference in this Agreement to “Mortgagor” shall mean each and any Mortgagor, singularly, and any reference to “Mortgagors” shall mean all the Mortgagors, collectively; any reference in this Agreement to “Pledgor” shall mean each and any Pledgor, singularly, and any reference to “Pledgors” shall mean all the Pledgors, collectively; and any reference in this Agreement to “Borrower Party” shall mean each and any Borrower Party, singularly, and any reference to “Borrower Parties” shall mean all the Borrower Parties, collectively; and all the Obligations of each Borrower and all Borrowers under this Agreement and the other Loan Documents shall be the joint and several obligations of all Borrowers.

ARTICLE II

2.	THE COLE WW II LOAN

2.1           General Terms. Subject to the terms hereof, Bank will lend Cole WW II in a single Advance at the Closing the Cole WW II Loan Amount.

2.2           Disbursement of the Cole WW II Loan. Bank will credit or pay the proceeds of the Advance of the Cole WW II Loan to Cole WW II’s deposit account with Bank, or in such other manner as Cole WW II and Bank may agree.

2.3           The Cole WW II Note. Cole WW II’s obligation to repay the Cole WW II Loan shall be evidenced by the Cole WW II Note.

2.4	Interest Rate(A)	. Interest on the Cole WW II Loan shall be calculated as follows:

(A)          During the entire term of the Cole WW II Note, except during any applicable 60-Day LIBOR Rate Interest Period or 90-Day LIBOR Rate Interest Period, the outstanding principal balance of the Cole WW II Note shall bear interest at the applicable 30-Day Adjusted LIBOR Rate during each applicable 30-Day LIBOR Rate Interest Period.

(B)          A Borrower's Representative of Cole WW II may from time to time deliver to Bank (i) a 60-Day LIBOR Rate Notice, in which case the outstanding principal balance of the Cole WW II Note shall bear interest at the applicable 60-Day Adjusted LIBOR Rate during the applicable 60-Day LIBOR Rate Interest Period, or (ii) a 90-Day LIBOR Rate Notice, in which case the outstanding principal balance of the Cole WW II Note shall bear interest at the applicable 90-Day Adjusted LIBOR Rate during the applicable 90-Day LIBOR Rate Interest Period. Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower's Representative of Cole WW II shall not have timely and properly delivered a LIBOR Rate Notice for a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the outstanding principal balance of the Cole WW II Note shall automatically bear interest at the 30-Day Adjusted LIBOR Rate until the commencement of the next 60-Day LIBOR Rate Interest Period or 90-Day LIBOR Rate Interest Period, if any.

2.5           Payments of Principal and Interest. Principal and interest on the Cole WW II Loan shall be payable as follows:

(A)          On the first Payment Due Date following the date of the Cole WW II Note, on each successive Payment Due Date thereafter until the Cole WW II Loan is paid in full, Cole WW II shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Cole WW II Note.

(B)          If not earlier demanded pursuant to Section 9.2 hereof, the outstanding principal balance of the Cole WW II Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Cole WW II Loan Maturity Date.

2.6           Use of Proceeds of Cole WW II Loan. The proceeds of the Cole WW II Loan shall be used to pay a portion of the Purchase Price under and as defined in the Cole WW II Purchase Agreement, and to pay costs and expenses in connection with the closing of the Loans.

ARTICLE III

3.	THE COLE WW IV LOAN

3.1           General Terms. Subject to the terms hereof, Bank will lend Cole WW IV in a single Advance at the Closing the Cole WW IV Loan Amount.

3.2           Disbursement of the Cole WW IV Loan. Bank will credit or pay the proceeds of the Advance of the Cole WW IV Loan to Cole WW IV’s deposit account with Bank, or in such other manner as Cole WW IV and Bank may agree.

3.3           The Cole WW IV Note. Cole WW IV’s obligation to repay the Cole WW IV Loan shall be evidenced by the Cole WW IV Note.

3.4	Interest Rate(A)	. Interest on the Cole WW IV Loan shall be calculated as follows:

(B)          During the entire term of the Cole WW IV Note, except during any applicable 60-Day LIBOR Rate Interest Period or 90-Day LIBOR Rate Interest Period, the outstanding principal balance of the Cole WW IV Note shall bear interest at the applicable 30-Day Adjusted LIBOR Rate during each applicable 30-Day LIBOR Rate Interest Period.

(C)          A Borrower's Representative of Cole WW IV may from time to time deliver to Bank (i) a 60-Day LIBOR Rate Notice, in which case the outstanding principal balance of the Cole WW IV Note shall bear interest at the applicable 60-Day Adjusted LIBOR Rate during the applicable 60-Day LIBOR Rate Interest Period, or (ii) a 90-Day LIBOR Rate Notice, in which case the outstanding principal balance of the Cole WW IV Note shall bear interest at the applicable 90-Day Adjusted LIBOR Rate during the applicable 90-Day LIBOR Rate Interest Period. Following the expiration of any applicable LIBOR Rate Interest Period, if a Borrower's Representative of Cole WW IV shall not have timely and properly delivered a LIBOR Rate Notice for a LIBOR Rate Interest Period to commence as of the expiration of the applicable expiring LIBOR Rate Interest Period, then the outstanding principal balance of the Cole WW IV Note shall automatically bear interest at the 30-Day Adjusted LIBOR Rate until the commencement of the next 60-Day LIBOR Rate Interest Period or 90-Day LIBOR Rate Interest Period, if any.

3.5           Payments of Principal and Interest. Principal and interest on the Cole WW IV Loan shall be payable as follows:

(A)          On the first Payment Due Date following the date of the Cole WW IV Note, on each successive Payment Due Date thereafter until the Cole WW IV Loan is paid in full, Cole WW IV shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Cole WW IV Note.

(B)          If not earlier demanded pursuant to Section 9.2 hereof, the outstanding principal balance of the Cole WW IV Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Cole WW IV Loan Maturity Date.

3.6           Use of Proceeds of Cole WW IV Loan. The proceeds of the Cole WW IV Loan shall be used to pay a portion of the Purchase Price under and as defined in the Cole WW IV Purchase Agreement, and to pay costs and expenses in connection with the closing of the Loans.

ARTICLE IV

4.	PAYMENTS, ADDITIONAL COSTS, ETC.

4.1           Default Rate. Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the Interest Rate payable on the Loans shall be the Default Rate.

4.2           Late Payments. If any scheduled payment, whether principal, interest or principal and interest, is late ten (10) days or more, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws. The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

4.3	Payment to Bank. Except as provided in Section 8.1(U):

(A)          All sums payable to Bank under this Agreement or under any other Loan Document shall be paid directly to Bank in immediately available funds or by good check at the Place for Payment. If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect. Alternatively, at its discretion, Bank may charge against any deposit account of Borrower all or any part of any amount owed by Borrower hereunder.

(B)          All payments to be made by Borrower hereunder will be made to Bank not later than 1:00 p.m. at the Place for Payment. Payments received after 1:00 p.m. at the Place for Payment shall be deemed to be payments made prior to 1:00 p.m. at the Place for Payment on the next succeeding Business Day. Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

(C)          At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied. In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

4.4           Prepayment. Borrower may pre-pay any Loan in full or, from time to time, in part, without premium or penalty. In the case of any partial prepayment, Bank shall have the right to require and shall permit the remaining principal balance to be re-amortized over the remaining term of the applicable Loan. All partial prepayments, whether voluntary or mandatory, shall (except as may be directed by Borrower to the contrary) be applied against the next principal payment of the applicable Loan next coming due and in the inverse order of maturity, and no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

4.5           No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority. If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loans and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

4.6           Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, the Loans or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

4.7           Additional Costs. In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the income of Bank), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, any other Loan Document or the Loans, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loans or to reduce the amount of any sum receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced sum receivable to the extent Bank is not compensated therefor in the computation of the Interest Rate applicable to the Loans. A written statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

4.8           Illegality and Impossibility. In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall upon receipt of notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to such Bank, (a) on the last day of the then current interest period applicable to such Loan if such Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if Bank may not continue to maintain such Loan to such day.

4.9           Indemnification. If Borrower makes any payment of principal with respect to any Loan on any other date than the last day of a LIBOR Rate Interest Period applicable thereto, or if Borrower fails to borrow any Loan after notice has been given to Bank in accordance with this Agreement, or if Borrower fails to make any payment of principal or interest in respect of any Loan when due, Borrower shall reimburse Bank on demand for all Indemnified Losses incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from a Third Party, whether or not Bank shall have funded or committed to fund such Loan. A written statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund the applicable Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan in the relevant market and having a maturity comparable to the related interest period and through the transfer of such deposit to a domestic office of such Bank in the United States; provided, however, that Bank may fund the Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

4.10         360-Day Year. All interest payable under the Notes shall be calculated on the basis of a 360-day Year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

4.11         No Requirement to Actually Obtain Funds. Notwithstanding the fact that the Interest Rate pursuant to the Loans may be calculated based upon Bank's cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

4.12         Usury Limitation. If, at any time, the Interest Rate payable on any Loan shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Interest Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

ARTICLE V

5.	CONDITIONS PRECEDENT

The obligation of Bank to make the Loans and the Advances hereunder is subject to the following conditions precedent:

5.1           Documents Required for the Closing. Prior to or concurrently with the Closing, the following instruments, documents and things, duly executed by all proper Persons shall have been delivered to Bank:

(A)	This Agreement;
(B)	The Notes;
(C)	The Mortgages, together with the following:

(1)           Evidence that the Mortgages have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the Mortgaged Property in favor of Bank and that all filing and recording taxes and fees have been paid,

(2)           A Title Insurance Policy with respect to each parcel of Mortgaged Property, each with the Required Endorsements and in an amount acceptable to Bank, issued, conisured and reinsured by the applicable Title Insurance Company, insuring the applicable Mortgage to be a valid first Lien on the applicable Mortgaged Property, free and clear of all Liens (including, but not limited to, mechanics' and materialmen's Liens), excepting only Permitted Liens and other Liens approved by Bank in its discretion, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as Bank may deem necessary or desirable,

(3)           Such consents and agreements of lessors, lessees, and other Third Parties, and such estoppel letters and other confirmations, as Bank may deem necessary or desirable; provided, however, that any such lessors, lessees, and other Third Parties are obligated to provide such consents, agreements and/or estoppels pursuant to an agreement entered into with the Borrower Parties,

(4)	Evidence of the insurance required by the terms of this Agreement, and

(5)           Evidence that all other action that Bank may deem necessary or desirable in order to create a valid first Lien on the applicable Mortgaged Property has been taken;

(D)          The Assignments of Rents, together with evidence that the Assignments of Rents have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid Lien on the Collateral described therein in favor of Bank and that all filing and recording taxes and fees have been paid;

(E)           The Pledge Agreement - Equity Interests, together with all documents and instruments required to be executed and delivered thereunder;

(F)           The Pledge Agreement - Lease Payment Accounts, together with all documents and instruments required to be executed and delivered thereunder;

(G)	The Cash Management Agreement;
(H)	The Financial Reporting Agreement;
(I)	The Closing Certificates;

(J)           The Financing Statements, together with evidence that the Financing Statements have been duly recorded in all filing or recording offices that Bank may deem necessary or desirable in order to create a valid first Lien on the Collateral described therein in favor of Bank, and that all filing and recording taxes and fees have been paid;

(K)          With respect to each Borrower Party and Pledgor, a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Person signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1)           A copy of the resolutions of such applicable Person's Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2)           A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person's Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3)	A copy of such Person's other Organizational Documents;

(L)           A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) and department of revenue or taxation (or similar appropriate Governmental Authority) of each Jurisdiction in which each Borrower Party and Pledgor is organized as to the existence and good standing of each such Person within such Jurisdiction, and a certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each state where any of the Collateral is located as to the qualification and good standing of Borrower Party as a foreign entity doing business in each such state;

(M)         A written opinion of counsel to Borrower Parties and Pledgors, dated as of the date of Closing and addressed to Bank, in form and substance acceptable to Bank;

(N)          Letters and certificates, in form and substance satisfactory to Bank, attesting to the Solvency of Borrower Parties an Pledgors after giving effect to the transactions contemplated hereby, from its chief financial officer;

(O)          UCC-11 reports showing no Liens superior to the Liens granted by Borrower Parties and Pledgors under the Security Documents;

(P)           Evidence satisfactory to Bank that Borrower Parties have obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(Q)          An American Land Title Association form survey of each parcel of the Mortgaged Property prepared by an approved surveyor and in accordance with the requirements of Bank, and either (i) evidence satisfactory to Bank that none of the Mortgaged Property is located in a flood hazard area, or (ii) a flood insurance policy satisfactory to Bank with respect to each parcel of the Mortgaged Property located in a flood hazard area;

(R)          Appraisals of the Mortgaged Property, made at Borrower's expense, which must be by an M.A.I. appraiser engaged and approved by Bank, and must be in form and substance satisfactory to Bank and meeting the requirements as set forth in the Commitment Letter;

(S)           Environmental/hazardous substances surveys and reports as required by the Commitment Letter and as approved by Bank, and reports and certifications in such form and from such Person(s) as Bank may require setting forth with such particularity as may be required by Bank: (i) the plans for removal of any and all Hazardous Substances, Petroleum Products, and Solid Wastes located on the applicable parcel of Mortgaged Property, if any, including an appropriate verification that such removal will be accomplished in accordance with applicable Law, (ii) the qualifications of those Persons engaged to so remove the Hazardous Substances, Petroleum Products, and Solid Wastes, and (iii) upon completion of the removal of the Hazardous Substances, Petroleum Products, and Solid Wastes, certification that the Hazardous Substances, Petroleum Products, and Solid Wastes have in fact been removed;

(T)           A certificate of compliance with applicable restrictive or protective covenants, and certifications by appropriate Governmental Authorities (or other Persons acceptable to Bank) satisfactory to Bank, and in forms acceptable to Bank, reflecting that the Improvements and the use of the Land and the Improvements conform with all Laws, including, without limitation, applicable zoning regulations;

(U)          A copy of the Cole WW II Purchase Agreement, the Cole WW IV Purchase Agreement, and all documents and instruments delivered by or for the benefit of Borrower Parties and Pledgors in connection with the closing of the Purchase under and as defined in the Cole WW II Purchase Agreement and the Cole WW IV Purchase Agreement;

(V)          A copy of the Wawa Leases, in form and substance and containing terms and conditions acceptable to Bank, together with an estoppel letter and subordination, non-disturbance and attornment agreement with respect thereto, as required by Bank;

(W)	Receipt by Bank of the Loan Fee; and

(X)          Receipt and approval by Bank of all items required to be provided to Bank pursuant to the Commitment Letter, and not otherwise set forth above.

5.2           Certain Events Required for Closing and the Advances. At the time of Closing and at the time of each Advance:

(A)	No Default shall have occurred and be continuing;
(B)	No Material Adverse Change shall have occurred;
(C)	All of the Loan Documents shall have remained in full force and effect;

(D)          Borrowers shall have paid all fees, expenses, costs, and other amounts then owing to Bank, including the Loan Fee;

(E)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower Party or any Pledgor pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby;

(F)           All Governmental Approvals necessary in connection with the Loan Documents and the transactions contemplated hereby and thereby shall have been obtained (without the imposition of any conditions that are not acceptable to Bank) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no Law shall be applicable in the judgment of Bank that restrains, prevents or imposes materially adverse conditions upon the Loan Documents and the transactions contemplated hereby and thereby;

(G)          The closing of the Purchase under and as defined in the Cole WW II Purchase Agreement and the Cole WW IV Purchase Agreement shall have occurred in accordance with the terms and conditions thereof (except as may be waived by Bank in its sole discretion); and

(H)          All Equity Interests of Borrower Parties and Pledgors shall be owned free and clear of any Lien.

5.3           Legal Matters. At the time of Closing, and the disbursement of each Advance, all legal matters incidental thereto shall be satisfactory to Burr & Forman LLP, counsel to Bank.

5.4           Election to Make Advances Prior to Satisfaction of Conditions Precedent. In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VI

6.	COLLATERAL SECURITY
	6.1	Grant of Lien and Security Interest.

(A)          As security for the prompt satisfaction of all Obligations, each Borrower Party hereby assigns, transfers and sets over to Bank all of such Borrower Party's Interest in and to, and grants Bank a Lien on, upon and in the Collateral.

(B)          No submission by Borrower Party to Bank of a schedule or other particular identification of Collateral shall be necessary to vest in Bank security title to and a security interest in each and every item of Collateral now existing or hereafter created and acquired, but rather such title and security interest shall vest in Bank immediately upon the creation or acquisition or any item of Collateral hereafter created or acquired, without the necessity for any other or further action by Borrower Party or by Bank.

6.2	Maintenance of Lien.

(A)          Borrower Party authorizes Bank to file one or more Financing Statements (including initial financial statements and continuation and amendment statements) to perfect Bank's Lien in the Collateral pursuant to the Uniform Commercial Code, such Financing Statements to be in form and substance as required by Bank.

(B)          Borrower Party hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to file any Financing Statement in the name of Borrower Party, and to perform all other acts that Bank deems appropriate to perfect and continue Bank's Lien and, upon the occurrence of a Default, to protect and preserve the Collateral.

(C)	In connection with Bank's Lien, Borrower Party will:

(1)           Execute and deliver, and cause to be executed and delivered, such documents and instruments, including amendments to the Security Documents and Financing Statements (including amendments thereto and continuation statements thereof) in form satisfactory to Bank as Bank, from time to time, may specify, and pay, or reimburse Bank upon demand for paying, all costs and taxes of filing or recording the same in such Jurisdictions as Bank may designate; and

(2)           Take such other steps as Bank, from time to time, may direct to protect, perfect, and maintain Bank's Lien.

ARTICLE VII

7.	REPRESENTATIONS AND WARRANTIES.

Each Borrower Party represents and warrants to Bank, knowing that Bank will rely on such representations and warranties as an inducement to make the Loans to Borrowers, that:

7.1           Existence. Cole WW II and Cole WW IV are duly organized and existing Arizona limited liability companies, are duly qualified to do business in such Jurisdiction and in all other Jurisdictions in which their business interests require them to be so qualified, and have full power and authority to consummate the transactions contemplated by this Agreement. Conwa Property II, Conwa Property IV, SWA Remainder II and SWA Remainder IV are duly organized and existing Delaware limited liability companies, are duly qualified to do business in such Jurisdiction and in all other Jurisdictions in which their business interests require them to be so qualified, and have full power and authority to consummate the transactions contemplated by this Agreement. Schedule 7.1 contains a true and accurate listing of the Equity Owners of Borrower Parties.

7.2           Authority. The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Borrower Party a party thereto. All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Borrower Party a party thereto, enforceable in accordance with their respective terms, and Bank will be entitled to the benefits of all of the Loan Documents, except as such enforceability may be limited (a) by applicable bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws, (b) by the application of equitable principles (whether such enforcement is sought by proceedings in equity or at law), and (c) in that certain of the remedial provisions of the Loan Documents may be limited by applicable law.

7.3           Consents or Approvals. No consent of any Third Party and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Party is required either (i) for the due execution, delivery, recordation, filing or performance by Borrower Party of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, (ii) for the mortgage, pledge, assignment, or grant by Borrower Party of the Lien granted pursuant to the Security Documents, (iii) for the perfection or maintenance of the Lien created by the Security Documents, except for the recording of the Mortgages, the Assignments of Rents and the Financing Statements, (iv) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents, except as may be required by applicable Laws in connection with the foreclosure and disposition of the Collateral, or (v) for the operation of Borrower Party's business. All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of Borrower Party to enter into and perform its obligations under this Agreement.

7.4           Violations or Actions Pending. There are no actions, suits, or proceedings pending or, to the best of Borrower Party's knowledge, threatened, which might have a Material Adverse Effect or which might impair the value of the Collateral. No Borrower Party is in violation of any agreement the violation of which will or might be expected to have a Material Adverse Effect, and no Borrower Party is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Borrower Party is subject. The execution and performance of this Agreement and the other Loan Documents by Borrower Party will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument which may bind or affect Borrower Party.

7.5           Existing Indebtedness. No Borrower Party is in default with respect to any of the Existing Indebtedness.

7.6           Tax Returns. Except as may otherwise be permitted herein, all federal, state, local and other tax returns and reports of Borrower Party required by Laws have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower Party have been paid, and Borrower Party maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower Party for any taxes or withholdings, and Borrower Party knows of no basis therefor.

7.7           Financial Statements. All financial statements of Borrower Party heretofore given and hereafter to be given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with the income tax basis of accounting, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank.

7.8           Good and Marketable Title. Borrower Party has good and marketable title to all its assets, including, without limitation, Borrower Party's Interest in the Collateral, subject to no Liens, except for Permitted Liens.

7.9	Solvency. Borrower Party is Solvent.

7.10         Priority of Liens. The Liens granted by this Agreement and the Security Documents constitute a first Lien against the Collateral, prior to all other Liens, including those which may hereafter accrue.

7.11         Accuracy of Documents. All documents and other things furnished to Bank by or on behalf of Borrower Party as part of or in support of the Commitment Letter or the application for the Loans, or pursuant to this Agreement, are (or will be upon delivery) true, correct, complete and accurately represent the matters to which they pertain.

7.12         Environmental Matters. Except as otherwise provided in those certain Phase I Environmental Site Assessment Reports cited on Schedule 7.12 and other materials previously delivered and approved by Bank with respect to the environmental condition of the Mortgaged Property (collectively, the “Environmental Information”), neither the Mortgaged Property nor Borrower Party is in violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority or any remedial obligations under any applicable Environmental Laws, and there are no facts, conditions or circumstances known to it which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable Governmental Authority, and Borrower Party will promptly notify Bank if Borrower Party becomes aware of any such facts, conditions or circumstances or any such investigation or inquiry. Except as may be otherwise disclosed by the Environmental Information, no Borrower Party has obtained, and is not required to obtain, any Governmental Approvals to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Mortgaged Property by reason of any Environmental Laws; and no Petroleum Products, Hazardous Substances or Solid Wastes have been disposed of or released on the Mortgaged Property, and Borrower Party covenants and agrees that it will not cause there to be any violation of any Environmental Laws in connection with its ownership and use of the Mortgaged Property, including any violation arising from the disposal or release of Petroleum Products, Hazardous Substances or Solid Wastes on the Mortgaged Property. Notwithstanding anything to the contrary herein, Borrower Party shall indemnify and hold Bank harmless from and against any fines, charges, expenses, fees, Attorneys' Fees and costs incurred by Bank in the event Borrower Party or the Mortgaged Property (whether or not due to any fault of Borrower Party) is hereafter determined to be in violation of any Environmental

Laws, and this indemnity shall survive any foreclosure or deed in lieu of foreclosure and repayment of the Loans, and shall specifically include any and all costs due to hazardous substances that flow, diffuse, migrate, or percolate into, onto, from or under the Mortgaged Property. The foregoing indemnity shall specifically not include any such fines, charges, expenses, Attorneys' Fees and costs incurred by Bank relating to (i) Bank's gross negligence or wilfull misconduct, or (ii) Hazardous Substances, Petroleum Products and/or Solid Wastes which are initally placed on, in or under the Mortgaged Property after foreclosure or other taking of title to the Property by Bank or its successors or assigns.

7.13         Restrictions and Covenants Affecting the Mortgaged Property. To the best of Borrower Party's knowledge, neither Borrower Party nor the Mortgaged Property is in violation of any easements, covenants or restrictions affecting the Mortgaged Property, and the Improvements, to the best of Borrower Party's knowledge, (i) do not violate any easements, covenants or restrictions affecting the applicable Mortgaged Property, and (ii) satisfy all affirmative obligations of Borrower Party pursuant to any easements, covenants or restrictions affecting the applicable Mortgaged Property.

7.14         Roads and Utilities. All utility and sanitary sewage services necessary for the use of the Improvements are available to the Mortgaged Property. All roads necessary for the full use of the Improvements for their intended purposes have been completed, and the necessary rights-of-way therefor have been acquired or dedicated.

7.15         Condemnation. There are no proceedings pending, or, to the best of Borrower Party's knowledge, threatened, to exercise any power of condemnation or eminent domain, with respect to the Mortgaged Property, or any interest therein, or to enjoin or similarly prevent the use of the Mortgaged Property.

7.16         Compliance with Laws. All necessary action has been taken to permit the full use of the Improvements for their intended purpose under applicable Laws, including, without limitation, zoning Laws and Environmental Laws, and the Mortgaged Property complies with all applicable Laws.

7.17	Assigned Documents.

(A)          Borrower Party is (or, with respect to any Assigned Documents hereafter made, will be) the sole owner and holder of Borrower Party's Interest in each Assigned Document, and Borrower Party has not transferred and will not transfer any interest of Borrower Party as a party to any Assigned Document, except pursuant to this Agreement;

(B)          Each of the Assigned Documents is (or, with respect to any Assigned Documents hereafter made, will be) valid and enforceable and in full force and effect, and has not been (or, with respect to any Assigned Documents hereafter made, will not be) altered, modified or amended in any manner whatsoever except as permitted in this Agreement,

(C)          The Assigned Leases listed on Exhibit “A” of this Agreement constitute all the agreements of Borrower Party with any Person with respect to the use or occupancy of the Mortgaged Property, and true and correct copies of such Assigned Leases have been delivered to Bank.

(D)          None of the Rents has been or will be assigned, pledged or in any manner transferred or hypothecated, except pursuant to this Agreement and the other Loan Documents, and

(E)           None of the Rents has been or will be collected in advance of the time when such Rents become due under the terms of the Assigned Leases.

7.18         Continuing Effectiveness. All representations and warranties contained herein shall be deemed continuing and in effect at all times while Borrowers remain indebted to Bank pursuant to the Loans.

ARTICLE VIII

8.	COVENANTS

Each Borrower Party hereby covenants and agrees with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, such Borrower Party at all times will comply or cause to be complied with the following covenants:

8.1	Affirmative Covenants.

(A)          Borrower Party will comply, and will cause each other Person a party to a Borrower Party's Organizational Documents to comply, with Borrower Party's Organizational Documents.

(B)          Borrower Party will duly and promptly pay and perform all of its Obligations to Bank according to the terms of this Agreement and the other Loan Documents, and will cause each other Borrower Party to perform such other Borrower Party's Obligations to Bank according to the terms of this Agreement and the other Loan Documents.

(C)          Borrower Party will incur no other Indebtedness in any manner secured in whole or in part by the Collateral or any income to be derived therefrom.

(D)          Borrowers will use the proceeds of the Loans only for the purposes set forth in this Agreement, and Borrowers will furnish Bank such evidence as it may require with respect to such uses.

(E)	Borrower Parties will furnish or cause to be furnished to Bank:

(1)           Within ninety (90) days after each Fiscal Year-End (a) an income statement of each Borrower Party for such Fiscal Year, and (b) a balance sheet of each Borrower Party as of the applicable Fiscal Year-End, all in reasonable detail, including all supporting schedules and comments, such statements and balance sheets to be (x) internally prepared until such time after a Default as Bank shall require otherwise, (y) after a Default and such time as Bank shall so require otherwise, compiled or reviewed (as required by Bank) by a certified public accountant acceptable to Bank, and (z) after a Default, if required by Bank, audited by a certified public accountant reasonably acceptable to Bank (all such compiled, reviewed or audited statements to be certified by such accountants to have been prepared in accordance with the income tax basis of accounting, except for any inconsistencies explained in such certificate); and Bank shall have the right, from time to time, to discuss any such Borrower Party's affairs directly with such Borrower Party's accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of such Borrower Party and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto(provided, however, that so long as there is not a Default that is continuing, Bank will provide such Borrower Party with prior notice of its intent to do so);

(2)           Within sixty (60) days after each Quarter-End (a) an income statement of each Borrower Party for such Quarter, and (b) a balance sheet of each Borrower Party as of such Quarter-End, all in reasonable detail, including all supporting schedules and comments, the statements and balance sheets to be internally prepared;

(3)           Within one hundred twenty (120) days after each Fiscal Year-End (a) an income statement of Wawa for such Fiscal Year, and (b) a balance sheet of Wawa as of the applicable Fiscal Year-End, all in reasonable detail, including all supporting schedules and comments, such statements and balance sheets to be certified by Wawa to have been prepared in accordance with Generally Accepted Accounting Principles, except for any inconsistencies explained in such certificate; and

(4)           Within sixty (60) days after each Quarter-End (a) an income statement of Wawa for such Quarter, and (b) a balance sheet of Wawa as of such Quarter-End, all in reasonable detail, including all supporting schedules and comments, the statements and balance sheets to be internally prepared.

(F)           Borrower Party will maintain the Mortgaged Property in good condition and repair (normal wear and tear excepted), and will pay or cause to be paid and discharge or cause to be discharged prior to the time the same become past due, the cost of repairs to or maintenance of the same.

(G)          Borrower Party will pay all commitment and loan fees of Bank when due, all inspection fees of Bank, all fees and charges of any inspector retained by Bank, all fees of any “tax-service” firm reporting on the payment of ad valorem taxes, all expenses involved in perfecting the Lien or priority of any Lien granted in the Security Documents and all other expenses of Bank related to the Loans, or the protection and preservation of the Collateral, or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, title insurance charges, and Attorneys' Fees (including Attorneys' Fees at trial and on any appeal by Borrower Party or Bank), real property taxes and insurance premiums.

(H)          Borrower Party will pay or cause to be paid when due, and before the accrual of penalties thereon, all taxes, including all real and personal property taxes and assessments levied or assessed against Borrower Party or the Mortgaged Property, and to provide Bank with receipted bills therefor if requested by Bank.

(I)            Borrower Party will notify Bank promptly of any litigation instituted or threatened against any Borrower Party, any deficiencies asserted or Liens filed by the Internal Revenue Service against any Borrower Party, the Collateral, any audits of any Federal or State tax return of any Borrower Party, and the results of any such audit; will notify Bank promptly of any condemnation or similar proceedings with respect to any of the Collateral, any proceeding seeking to enjoin the intended use of the Mortgaged Property, and of all changes in governmental requirements pertaining to the Mortgaged Property, utility availability, and any other matters which could be expected to adversely affect any Borrower Party's ability to perform its obligations under this Agreement.

(J)           Borrower Party will, in the Ordinary Course of Business, duly and promptly perform all of its obligations under the Assigned Leases according to the terms thereof.

(K)          Borrower Party will permit Bank and its agents to have access to the Collateral at reasonable times and subject to the terms of the Wawa Leases.

(L)           Borrower Party will cause, or permit Bank to cause, the Mortgaged Property to be reappraised at any time, such reappraisal to be at Borrower's expense after a Default.

(M)         Borrower Party will certify to Bank upon request by Bank that, to the best of Borrower Party's knowledge:

(1)           Borrower Party has complied with and is in compliance with all terms, covenants and conditions of this Agreement which are binding upon it;

(2)           There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3)           The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate.

(N)          Borrower Party will, when requested so to do, make available for inspection and audit by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor. Borrower Party shall reimburse Bank for all costs associated with such audit if the audit reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(O)          Borrower Party will keep accurate and complete Records, consistent with sound business practices.

(P)           Borrower Party will give immediate written notice to Bank of the institution of any suit or proceeding involving it that might have a Material Adverse Effect.

(Q)          Within ten (10) days of the filing thereof, Borrower Party will furnish, or cause to be furnished, to Bank copies of income tax returns filed by any Borrower Party.

(R)          Borrower Party will notify Bank thirty (30) days in advance of any change in the location of any place of business of Borrower Party or of the establishment of any new place of business, or the discontinuance of any existing place of business.

(S)           Borrower Party will notify Bank immediately if it becomes aware of the occurrence of any Default, or if it becomes aware of any Material Adverse Change or the occurrence of any event that might have or give rise to a Material Adverse Effect.

(T)           Borrower Party will, in the Ordinary Course of Business, cause the Mortgaged Property to be maintained in good and safe condition and repair and shall promptly repair, replace or rebuild any part of the Mortgaged Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any condemnation or similar proceeding, as required under the Wawa Leases.

(U)          Borrower Party will cause Wawa to deposit into the Lease Payment Accounts all payments required under the Wawa Leases, in accordance with the terms of the Pledge Agreement - Lease Payment Accounts.

(V)          Borrower Party covenants and agrees to provide Bank with notice of (i) the cancellation or termination of any Wawa Lease; (ii) any material default or material breach under any Wawa Lease, or the waiver thereof; or (iii) any other action taken in connection with any Wawa Lease, if such action would give rise to a Material Adverse Change.

8.2	Negative Covenants.

(A)          No Borrower Party will, without Bank's prior written consent, change its name, amend its Organizational Documents, enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve.

(B)          No Borrower Party will sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, the Collateral, except for Permitted Leases and Other Transfers of Collateral.

(C)          No Borrower Party will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Third Party in an amount exceeding $25,000.00 in the aggregate.

(D)          No Borrower Party will mortgage, assign, pledge or grant any mortgage, security interest, or other right in any Collateral to any Person other than Bank, nor permit any Lien to attach to any Collateral or any levy to be made thereon or any financing statement (other than those of Bank or as may be filed with regard to the Permitted Liens) to be on file in any public office with respect to any of the Collateral.

(E)           Unless there is first obtained the prior written approval of Bank, no Borrower Party will (i) permit any material changes to any Wawa Lease; (ii) cancel or terminate any Wawa Lease or exercise any right under any Wawa Lease to cancel or terminate any Wawa Lease; or (iii) take any other action in connection with any Wawa Lease, if such action would give rise to a Material Adverse Change.

(F)           Except for an Approved Transfer of the Equity Interests, no Borrower Party will issue, redeem, purchase or retire any of its Equity Interests or grant or issue any warrant, right or option pertaining thereto or any other security convertible into any of the foregoing, nor otherwise permit any transfer, sale, redemption, retirement, or other change in the ownership of any Equity Interests of Borrower Party by the Equity Owners of such Equity Interests which would result in a Change in Control.

(G)	No Borrower Party will incur, create, assume, or permit to exist any Indebtedness except:
	(1)	The Loans;
	(2)	The Existing Indebtedness;

(3)           Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any; and

(4)           Indebtedness incurred in Borrower Party's Ordinary Course of Business, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien.

(H)          No Borrower Party will furnish Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

(I)            No Borrower Party will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation T, Regulation U, or Regulation X, or any regulations, interpretations or rulings thereunder.

(J)           No Borrower Party will treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in compliance with all Environmental Laws.

8.3	Insurance and Condemnation Covenants.

(A)          Borrower Party will obtain and maintain, or cause to be obtained and maintained, at all times while Borrower is indebted to Bank, at Borrower Party's sole expense: (a) the Title Insurance Policies; (b) the insurance as required under the Wawa Leases; and (c) such other insurance on the Mortgaged Property as may from time to time be required by Bank and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, and in form satisfactory to Bank, and shall require not less than thirty (30) days' prior written notice to Bank of any cancellation or change of coverage. All insurance policies maintained, or caused to be maintained, by Borrower Party with respect to the Mortgaged Property, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Borrower Party or Bank and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any Bankruptcy, receivership or similar proceeding or if in Bank's opinion the financial responsibility of such insurer is or becomes inadequate, Borrower Party shall, in each instance promptly upon the request of Bank and at Borrower Party's expense, obtain and deliver to Bank a like policy (or, if and to the extent permitted by Bank, a certificate of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Documents, as the case may be. Without limiting the discretion of Bank with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Mortgaged Property shall contain a standard mortgagee clause (without contribution) naming Bank as mortgagee with loss proceeds payable to Bank, subject to the terms of the Wawa Leases. The originals of each initial insurance policy (or to the extent permitted by Bank, a copy of the original policy and a satisfactory certificate of insurance) shall be delivered to Bank at the time of execution of this Agreement, with premiums fully paid, and each renewal or substitute policy (or certificate) shall be delivered to Bank, with premiums fully paid, at least ten (10) days before the termination of the policy it renews or replaces. Borrower Party shall pay or cause to be paid all premiums on policies required hereunder as they become due and payable and promptly deliver to Bank evidence satisfactory to Bank of the timely payment thereof. In the event Borrower fails to provide, maintain, keep in force or deliver and furnish to Bank the insurance required by this Section, Bank may procure such insurance or single-interest insurance for such risks covering Bank's interest, and Borrower Party will pay all premiums thereon promptly upon demand by Bank. Until such payment is made by Borrower Party, the amount of all such premiums shall be added to and become part of the Obligations. If any loss occurs at any time when Borrower Party has failed to perform Borrower Party's covenants and agreements in this Section, Bank shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Bank (subject to the terms of the Wawa Leases). Upon any foreclosure of a Mortgage or transfer of title to the Mortgaged Property in extinguishment of the whole or any part of the Loans or any other amounts owing by Borrower Party to Bank, all of Borrower Party's Interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies, and Bank is hereby irrevocably appointed by Borrower Party as attorney-in-fact for Borrower Party to assign any such policy to said purchaser or other such transferee without accounting to Borrower Party for any unearned premiums thereon. Bank shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Mortgaged Property, and the expenses incurred by Bank in the adjustment and collection of insurance proceeds shall be added to and become part of the Obligations and shall be due and payable to Bank on demand. Bank shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower Party. Any such proceeds received by Bank shall be applied and disbursed as provided in this Agreement. Borrower Party appoints Bank as Borrower Party's attorney-in-fact to cause the issuance of or an endorsement of any policy and to otherwise bring Borrower Party into compliance with the provisions of this Section and to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage under any such insurance policy.

(B)          Subject to the provisions of the immediately succeeding paragraph, after deducting from any casualty insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees, Bank shall apply the same at its option (i) to the payment of the Obligations, whether or not due and in whatever order Bank elects, (in which case a portion of or the entire Obligations shall, at Bank's option, immediately become due and payable), (ii) to the repair and/or restoration of the Improvements, or (iii) for any other purposes or objects for which Bank is entitled to advance funds under any Loan Document, all without affecting any Lien created by any Security Document, and any balance of such monies then remaining shall be paid to Borrower Party or the Person lawfully entitled thereto. Bank shall not be held responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure.

(C)          Notwithstanding the provisions of the immediately preceding paragraph to the contrary, Bank agrees that the proceeds of any casualty insurance or any part thereof (after deducting therefrom all of its expenses incurred in the collection and administration of such sums, including Attorneys' Fees) payable on account of loss or damage to the Improvements will be made available by Bank to be applied by Borrower Party to restoration or repair of the Improvements provided the following conditions are met:

(1)	There exists no Default;

(2)           Borrower Party presents sufficient evidence satisfactory to Bank that (A) the Improvements are capable of being, and will be, restored in compliance with applicable Laws to an architectural whole and to substantially the same condition and value as prior to the casualty, (B) restoration of the Improvements to an architectural whole will be completed on or before the Maturity Date, (C) there are sufficient funds from such insurance proceeds and other available monies, to completely restore or repair the Improvements to an architectural whole, as well as to maintain relevant debt service coverages and other operating expenses, and (D) Bank will not incur any liability to any other Person as a result of such use or release of insurance proceeds;

(3)           The plans and specifications for restoration or repair are approved in writing by Bank, in its discretion;

(4)           Parties having existing or expected possessory interests in the Improvements agree to continue, in a manner satisfactory to Bank, to fulfill the contract terms then in effect following the restoration or repair (including, without limitation, the payment of rent or other sums without abatement or reduction except as approved by Bank, in its discretion), or Borrower Party shall deliver security satisfactory to Bank, in its discretion, to substitute for the loss of income caused by the failure of any such possessory interest to agree to continue to fulfill the contract terms then in effect following restoration or repair;

(5)           All parties having operating, management or franchise interests in, and arrangements concerning, the Improvements, if any, are contractually obligated to continue their interests and arrangements for the contract terms then in effect following the restoration or repair;

(6)           All parties having commitments to provide financing with respect to the Improvements, to purchase Borrower Party's Interest in full or in part in the Improvements, or to purchase the Loans, agree in a manner satisfactory to Bank that their commitments will continue in full force and effect and, if necessary, the expiration of such commitments will be extended by the time necessary to complete the restoration or repair; and

(7)           Borrower Party shall enter into such agreements and deliver such other documents and other things as may be required by Bank in connection with the disbursement of all such proceeds.

If the foregoing conditions are satisfied within ninety (90) days of the date of loss, then the insurance proceeds shall be held by Bank and, after deducting from said insurance proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys’ Fees, Bank shall disburse the net insurance proceeds to or on behalf of Borrower Party (pursuant to a procedure satisfactory to Bank) as repair or restoration progresses and to the extent such proceeds are required to defray the expenses of such restoration or repair; and to the extent any such proceeds are not required to defray the expenses of such restoration or repair, Bank may, at its option, apply any such unused proceeds as provided for in the immediately preceding paragraph (B) of this Section. At all times during such restoration or repair, Borrower Party shall deposit with Bank funds which, when added to insurance proceeds on deposit with Bank, are sufficient to complete the restoration or repair of the Improvements to an architectural whole, as determined by Bank, in Bank's discretion, in accordance with the approved plans and specifications and all applicable Laws.

If the conditions set forth in clauses (1) through (7) of this Section are not satisfied within ninety (90) days of the date of loss, then the insurance proceeds may be applied as provided for in the immediately preceding paragraph (B) of this Section.

If all or any portion of the Mortgaged Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof), either temporarily or permanently, other than an insubstantial taking which does not adversely affect access or the use of the Mortgaged Property for its intended purposes, then a portion of or the entire Obligations shall, at the option of Bank, immediately become due and payable. Borrower Party, immediately upon obtaining knowledge of the institution, or the proposed, contemplated or threatened institution of any action or proceeding for the taking through condemnation of the Mortgaged Property or any part thereof will notify Bank, and Bank is hereby authorized, at its option, to commence, appear in and prosecute, through counsel selected by Bank, in its own or in Borrower Party's name, any action or proceeding relating to any condemnation. Borrower Party may compromise or settle any claim for compensation, but shall not make any compromise or settlement for an award unless all of the Obligations are paid and satisfied in full, without the prior written consent of Bank. All such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by Borrower Party to Bank, and Bank is authorized, at its option, to collect and receive all such compensation, awards or damages and to give proper receipts and acquittances therefor without any obligation to question the amount of any such compensation, awards or damages. After deducting from said condemnation proceeds all of its expenses incurred in the collection and administration of such sums, including Attorneys’ Fees, the net proceeds shall be dealt with by Bank in accordance with, and subject to, the same terms and conditions as set forth in Paragraph (B) of this Section, as if the condemnation proceeds were insurance proceeds and as if the date the condemnation proceeds become payable to Borrower Party was the date of loss. Notwithstanding the foregoing, for so long as Wawa maintains insurance coverage or self-insures in accordance with the terms of the Wawa Leases and Wawa maintains a consolidated net worth determined in accordance with Generally Accepted Accounting Principles of not less than $150,000,000, Borrower Parties shall not be required to maintain insurance in accordance with the terms of this Section 8.3. In addition, for so long as the Wawa Leases are in effect, the disposition of casualty and condemnation proceeds shall be governed by the Wawa Leases.

8.4	Assigned Document Covenants.

(A)          Except as may otherwise be expressly provided for in this Agreement, Borrower Party shall (a) observe and perform all the obligations imposed upon Borrower Party under each Assigned Document in the Ordinary Course of Business; (b) not do, or permit to be done, anything to impair the security of any Assigned Document; (c) promptly send to Bank copies of each notice of default which Borrower Party shall send or receive under the Assigned Documents; (d) enforce the performance and observance of the provisions of each Assigned

Document in the Ordinary Course of Business; (e) not collect any of the Rents in violation of the terms of this Agreement; (f) not subordinate any Assigned Document to any Lien, or permit, consent, or agree to any such subordination without the prior written consent of Bank; (g) not alter, modify or change the terms of any Assigned Document, nor give any consent to exercise any option required or permitted by such terms, without the prior written consent of Bank in each such case; (h) not cancel or terminate any Assigned Document, or accept a surrender of any Assigned Document; (i) not convey or transfer, nor suffer or permit a conveyance or transfer of, the Mortgaged Property, or of any interest in the Mortgaged Property, so as to affect, directly or indirectly, approximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of any other party to and under any Assigned Lease; (j) not alter, modify or change the terms of any guaranty of any Assigned Document, and not cancel or terminate any such guaranty, without the prior written consent of Bank in each such case; (k) not consent to any assignment of, or subletting under, any Assigned Lease without the prior written consent of Bank; (l) at Bank's request, execute any reasonable documentation confirming the assignment and transfer to Bank of each Assigned Document; and (m) execute and deliver, at the request of Bank, all other further assurances, confirmations and assignments in the Assigned Documents as Bank shall, from time to time, reasonably require in order to evidence or secure the rights of Bank hereunder.

(B)          Notwithstanding the provisions of the immediately preceding paragraph, so long as there shall not exist any Default, Borrower Party shall have the right to continue to exercise all its rights and perform its obligations under and as provided for in the Assigned Documents (including the license and right to collect each payment of Rents at the time provided in the applicable Assigned Lease for such payment), provided that the same is exercised in Borrower Party's Ordinary Course of Business and does not give rise to a Material Adverse Change or any other Default under this Agreement.

8.5           Escrow Deposits. At the option of Bank and further to secure the payment of taxes, assessments, other charges, and insurance premiums applicable or attributable to the Mortgaged Property, Borrowers shall upon the occurrence of an Event of Default and the request of Bank deposit with Bank, on the first day of each month, such amounts as, in the estimation of Bank, shall be necessary to pay such taxes, assessments, charges and premiums as they become due; said deposits to be held and to be used by Bank to pay such taxes, assessments, charges and premiums as the same accrue and are payable. Payment from said sums for said purposes shall be made by Bank at its discretion and may be made even though such payments will benefit subsequent owners of the Mortgaged Property. Said deposits shall not be, nor be deemed to be, trust funds, but may be, to the extent permitted by applicable Law, commingled with the general funds of Bank, and no interest shall be payable in respect thereof. If said deposits are insufficient to pay the taxes and assessments, insurance premiums and other charges in full as the same become payable, Borrowers will deposit with Bank such additional sum or sums as may be required in order for Bank to pay such taxes and assessments, insurance premiums and other charges in full. Upon any Event of Default, Bank may, at its option, apply any money in the fund relating from said deposits to the payment of the Obligations in such manner as it may elect.

8.6           General Covenants and Agreements Pertaining to the Collateral. Each Borrower Party covenants and agrees that:

(A)          Bank may correct any and all patent errors in this Agreement or any financing statements or other documents executed in connection herewith; provided, however, that Bank shall provide written notice to Borrower Parties of any such correction.

(B)          Promptly after Borrower Party's learning thereof, Borrower Party shall inform Bank in writing of any material delay or default in Borrower Party's performance of any of its obligations under any Assigned Document, if such delay or default may give rise a Material Adverse Change.

8.7           Visitation. Borrower Party agrees to permit representatives of Bank from time to time to visit and inspect the Collateral, all Records related thereto, the premises upon which any of the Collateral is located; to examine the assets, books of account, and Records of Borrower Party; to discuss the affairs and finances of Borrower Party with and be advised as to the same by the officers thereof; and to verify the amount, quantity, value and condition of, or any other matter relating to, the Collateral, all at such reasonable times and intervals as Bank may desire.

8.8           Filing Fees and Taxes. Borrowers covenant and agree to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents, and the recording, filing, satisfaction, continuation and release of any financing statements or other instruments filed or recorded in connection herewith or therewith.

8.9           8.10       Underlying Documentation. Borrower Party covenants and agrees that Borrower Party will, upon the request therefor by Bank, promptly deliver possession to Bank of any or all of the Assigned Documents.

8.11         Further Assurances. Borrower Party covenants and agrees that, at Borrower Party's cost and expense, upon request of Bank, Borrower Party shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be necessary or proper in the opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE IX

9.	DEFAULT

9.1           Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)          Any Borrower shall fail to pay as and when due any installment of principal or interest or fee or any other amount payable under this Agreement or any Note, which failure is not cured within five (5) days of written notice thereof given by Bank to Borrower, provided, however, that Bank shall not be required to give such notice more than twice in any consecutive twelve-month period, nor upon maturity of the Note.

(B)          Any Borrower Party or Pledgor shall fail to pay, observe or perform any other obligation, condition or covenant to be observed or performed by it hereunder or under any of the Loan Documents, and such failure shall continue for thirty (30) days after the earlier of:

(1)	Notice of such failure from Bank; or

(2)           The date Bank should have been notified of such failure pursuant to the provisions of this Agreement.

(C)          The failure to maintain Debt Service Coverage of (i) if Borrowers enter into a Swap Transaction at Closing, and so long as such Swap Transaction remains in effect, at least 1.1 to 1.0; and (ii) if Borrowers do not enter into a Swap Transaction at Closing, or if any Swap Transaction entered into at Closing is terminated, at least 1.5 to 1.0.

(D)          There shall occur any Event of Default under and as defined in any other Loan Document.

(E)           Except as may be waived by Bank, in its discretion, the Wawa Leases shall terminate or there shall occur any Event of Default under and as defined in any Wawa Lease and all applicable grace and cure periods thereunder have expired.

(F)           The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by any Borrower Party or any Pledgor, and/or any Borrower Party or any Pledgor shall deny that it has any or further liability or obligation hereunder or thereunder.

(G)          Assignment or attempted assignment by any Borrower Party or any Pledgor of this Agreement or any other Loan Document, any rights hereunder or thereunder, or any Advance to be made hereunder, or the conveyance, lease, mortgage, or any other alienation or encumbrance of the Collateral or any interest therein without the prior written consent of Bank, except for Permitted Leases and Other Transfers of Collateral.

(H)          Except as otherwise permitted herein, the transfer of any Borrower Party's or any Pledgor's interest in, or rights under, this Agreement or any other Loan Document by operation of law or otherwise, including, without limitation, such transfer by any Borrower Party or any Pledgor as debtor in possession under the Bankruptcy Code, or by a trustee for any Borrower Party or any Pledgor under the Bankruptcy Code, to any Third Party, whether or not the obligations of any Borrower Party or any Pledgor under this Agreement or any other Loan Document are assumed by such Third Party.

(I)            The institution of a foreclosure or other possessory action against the Collateral or any part thereof.

(J)           Substantial damage to, or partial or total destruction of, the Improvements by fire or other casualty or the taking of any of the Mortgaged Property, temporarily or permanently, by eminent domain, and Borrower Party's failure to restore, repair, replace, or rebuild the Improvements as and when required under the terms of any Loan Document.

(K)          Failure or refusal by a Title Insurance Company, by reason of any matter affecting title to the Collateral, to insure any Advance as giving rise to a valid first Lien, subject only to the Permitted Liens.

(L)	The dissolution of any Borrower Party or any Pledgor.

(M)         Any financial statement, representation, warranty or certificate made or furnished by any Borrower Party or any Pledgor to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(N)	Any Material Adverse Change.

(O)          Any Borrower Party or any Pledgor shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(P)           Proceedings in Bankruptcy, or under any other Laws for the relief of debtors, now or hereafter existing, shall be commenced by any Borrower Party or any Pledgor, or shall be commenced against any Borrower Party or any Pledgor and shall not be discharged within sixty (60) days of commencement.

(Q)          A receiver or trustee shall be appointed for any Borrower Party or any Pledgor, or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Borrower Party or any Pledgor, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Borrower Party or Pledgor shall discontinue business or materially change the nature of its business.

(R)          Any Borrower Party or any Pledgor shall suffer final judgments for payment of money aggregating in excess of $100,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

(S)           A judgment creditor of any Borrower Party or any Pledgor shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help.

Provided that with respect to any of the foregoing, such Event of Default will be deemed to have occurred upon the occurrence of such event Without Notice if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

9.2           Acceleration. All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

9.3           General Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws as enacted in any Jurisdiction in which any Collateral may be located. Without limiting the generality of the foregoing, Bank may immediately, Without Notice, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which Borrower Party may have therein.

9.4           Bank's Additional Rights and Remedies. Upon the occurrence of any Event of Default and except as may otherwise be prohibited or expressly provided for to the contrary under applicable Law, in addition to any rights or remedies Bank may otherwise have under this Agreement, any other Loan Documents, or under applicable Laws, Bank shall have the right, Without Notice, to take any or all of the following actions at the same or different times:

(A)	To cancel Bank's obligations arising under this Agreement;

(B)          To institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement;

(C)          To appoint or seek appointment of a receiver, Without Notice and without regard to the Solvency of Borrower Party or the adequacy of the security, for the purpose of preserving the Collateral, preventing waste, and to protect all rights accruing to Bank by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Collateral, shall be charged against Borrower Party and shall be secured by the Security Documents and enforced as a Lien against the Collateral;

(D)          To proceed to perform any and all of the duties and obligations and exercise all the rights and remedies of Borrower Party contained in the Assigned Documents as fully as Borrower Party could itself;

(E)           To take possession of the Mortgaged Property and/or the Rents and have, hold, manage, lease and operate the Mortgaged Property on such terms and for such period of time as Bank may in its discretion deem proper, and, either with or without taking possession of the Mortgaged Property in Bank's own name:

(1)           Make any payment or perform any act which Borrower Party has failed to make or perform, in such manner and to such extent as Bank may deem necessary to protect the security provided for in this Agreement, or otherwise, including, without limitation, the right to appear in and defend any action or proceeding purporting to affect the security provided for in this Agreement, or the rights or powers of Bank;

(2)           Lease the Mortgaged Property or any portion thereof in such manner and for such Rents as Bank shall determine in its discretion; or

(3)           Demand, sue for, or otherwise collect and receive from all Persons all Rents, including those past due and unpaid, with full power to make from time to time all alterations, renovations, repairs or replacements of and to the Mortgaged Property (or any part thereof) as may seem proper to Bank and to apply the Rents to the payment of (in such order of priority as Bank, in its discretion, may determine):

a.             All expenses of managing the Mortgaged Property, including, without limitation, the salaries, fees and wages of a managing agent and such other employees as Bank may deem necessary or desirable;

b.             All taxes, charges, claims, assessments, water rents, sewer rents, and any other liens, and premiums for all insurance which Bank may deem necessary or desirable, and the cost of all alterations, renovations, repairs, or replacements, and all expenses incidental to taking and retaining possession of the Mortgaged Property;

c.	All or any portion of the Loans; and/or
d.	All costs and Attorneys' Fees incurred in connection therewith.

In connection with the foregoing, Borrower Party hereby authorizes and directs each party to any Assigned Document, upon receipt from Bank of written notice to the effect that an Event of Default exists, to perform all of its obligations under the Assigned Document as directed by Bank, and to continue to do as so directed until otherwise notified by Bank.

9.5           Right of Set-Off. Upon the occurrence of any Event of Default, Bank may, and is hereby authorized by Borrower Party, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower Party against any or all of the Obligations now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower Party or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower Party, or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to immediately notify Borrower Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

9.6           No Limitation on Rights and Remedies. The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank's exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

9.7           Application of Proceeds. Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys' Fees relating thereto, shall be applied by Bank to the payment of the Obligations, whether due or to become due, in such order and in such proportions as Bank may elect; and Borrowers shall remain liable to Bank for any deficiency.

9.8           Termination of Bank's Lien. This Agreement and any Lien granted to Bank under this Agreement or any other Loan Document in the Collateral will not be terminated until one of Bank's officers signs a written termination or satisfaction agreement to such effect. Even if Borrower Party should pay all of the Obligations owing to Bank at any one time, Bank's Lien will continue to secure any amount Borrower Party should later owe Bank until the written termination or satisfaction agreement referred to above has been executed by Bank. Except as otherwise expressly provided for in this Agreement, no termination of this Agreement shall in any way affect or impair the representations, warranties, agreements, covenants, obligations, duties and Obligations of Borrower Party or the powers, rights, and remedies of Bank under this Agreement with respect to any transaction or event occurring prior to such termination, all of which shall survive such termination. In no event shall Bank be obligated to terminate any Lien granted to Bank under this Agreement or any other Loan Document or return or release the Collateral or any portion thereof to Borrower Party (a) until payment in full of the Obligations, or (b) if Bank is obligated to extend credit to Borrower Party. Notwithstanding the foregoing, (a) so long as there is not existing a Default, Bank agrees to release the Cole WW II Mortgaged Property so long as (i) the Cole WW II Note is paid in full, and (ii) after such payment and release, the loan-to-value ratio with respect to the Cole WW IV Note and the Cole WW IV Mortgaged Property shall not exceed a ratio of sixty-two percent (62%) (and Borrower may prepay a portion of the Cole WW IV Note to satisfy such requirement); and (b) so long as there is not existing a Default, Bank agrees to release the Cole WW IV Mortgaged Property so long as (i) the Cole WW IV Note is paid in full, and

(ii) after such payment and release, the loan-to-value ratio with respect to the Cole WW II Note and the Cole WW II Mortgaged Property shall not exceed a ratio of sixty-two percent (62%) (and Borrower may prepay a portion of the Cole WW II Note to satisfy such requirement).

ARTICLE X

10.	MISCELLANEOUS

10.1         Construction. The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by Borrower Party to Bank to or for the benefit of, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of Borrower Party to Bank and any Liens heretofore granted to or for the benefit of Bank shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of Borrower contained herein and therein. Nothing herein contained shall prevent Bank from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms. In the event of a conflict between any of the provisions of this Agreement or any other Loan Document, the provisions most favorable to Bank shall control.

10.2         Indemnity. Borrower Party hereby agrees to indemnify Bank and its officers, directors, agents, and attorneys against, and to hold Bank and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by Borrower Party or on Borrower Party's behalf pursuant to this Agreement having been false in any material respect when made, or resulting from Borrower Party's breach of any of the covenants set forth in this Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents. This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and termination of this Agreement.

10.3         Bank' Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where any matter or thing is required to be “satisfactory” to Bank or to Bank's “satisfaction”, or in Bank's “discretion” and/or where the approval, consent, or the exercise of Bank's judgment or discretion is otherwise required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole, but reasonable, discretion of Bank; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

10.4         Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.5         No Representation, Assumption, or Duty. Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by Bank. Any inspection or audit of the Collateral or the Records of Borrower Party, or the procuring of documents and financial and other information, by or on behalf of Bank shall be for Bank's protection only, and shall not constitute any assumption of responsibility by Bank with respect thereto or relieve Borrower Party of any of Borrower Party's obligations. Bank has no duty to supervise or to inspect the Mortgaged Property nor any duty of care to Borrower Party or any other Person to protect against, or inform Borrower Party or any other Person of, the existence of negligent, faulty, inadequate or defective design or construction of any improvements to the Mortgaged Property.

10.6         Expenses of Bank. Borrowers will, on demand, reimburse Bank for all expenses incurred by Bank in connection with the preparation, administration, amendment, modification or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from Borrower Party or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the Obligations.

10.7         Attorneys' Fees. If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by Borrower Party and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by Borrower Party and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of Borrower Party, or to enforce any rights of Bank or obligations of Borrower Party or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of Borrower Party with respect to the Obligations, or to collect from Borrower Party any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by Bank arising from such services and any expenses, costs and charges incurred and relating thereto shall constitute additional obligations of Borrowers payable on demand and, until so paid, shall be added to and become part of the Obligations.

10.8         Exclusiveness. This Agreement and the other Loan Documents are made for the sole protection of Borrower Parties, Bank, and Bank's successors and assigns, and no other Person shall have any right of action hereunder.

10.9         Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or telegraph, or facsimile, as follows, unless such address is changed by written notice hereunder:

(A)	If to Borrower Parties:

Cole WW II, LLC

Cole WW IV, LLC

Conwa Property II LLC

Conwa Property IV LLC

SWA Remainder II LLC

SWA Remainder IV LLC

c/o Cole Companies, Inc.

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016

Attention: Mr. John M. Pons, Esq.

Facsimile #602-778-8780

with a copy to:

Fred C. Fathe, Esq.

Mariscal, Weeks, McIntyre & Freidlander, P.A.

2901 North Central Avenue, Suite 200

Phoenix, Arizona 85012

Facsimile #602-285-5100

(B)	If to Pledgors:

Cole WW II, LLC

Cole WW IV, LLC

Conwa Equity II LLC

Conwa Equity IV LLC

SWA Remeq II LLC

SWA Remeq IV LLC

c/o Cole Companies, Inc.

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016

Attention: Mr. John M. Pons, Esq.

Facsimile #602-778-8780

with a copy too:

Fred C. Fathe, Esq.

Mariscal, Weeks, McIntyre & Freidlander, P.A.

2901 North Central Avenue, Suite 200

Phoenix, Arizona 85012

Facsimile #602-285-5100

(C)

If to Bank:

SouthTrust Bank

Suite 2700

600 West Peachtree Street

Atlanta, Georgia 30308

Attention: Corporate Banking Department

Facsimile 404-853-5766

with a copy to:

Ray D. Gibbons, Esq.

Burr & Forman LLP

3100 SouthTrust Tower

Birmingham, Alabama 35203

Facsimile #205-458-5100

10.10       Waiver and Release by Borrower Parties. Unless and only to the extent as may be expressly limited or prohibited under applicable Laws or as provided for herein or in any other Loan Document to the contrary, Borrower Party (A) waives protest of all commercial paper at any time held by Bank on which Borrower Party is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower Party, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct.

10.11       Limitation on Waiver of Notice, Etc. Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

10.12       Participation. Notwithstanding any other provision of this Agreement, Borrower Party understands and agrees that Bank may enter into participation or other agreements with Participants whereby Bank will allocate certain percentages of its commitment to them and/or assign all or a portion of its rights and obligations under this Agreement and/or the other Loan Documents. Borrower Party acknowledges and agrees that, for the convenience of all parties, this Agreement is being entered into with Bank only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to each such Participant as well as Bank, and Borrower Party hereby agrees that, at Bank's election and if consistent with the terms of any such participation or other agreement, upon notice from Bank to Borrower Party, each such Participant shall have the same rights and/or obligations as if it were an original party to this Agreement, subject only to any contrary provision in such participation or other agreement, and Borrower Party hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower Party with such Participant. Borrower Party authorizes Bank to disclose financial and other information regarding Borrower Party to Participants and potential Participants only in connection with a participation or potential participation and upon providing Borrower Party with five (5) days prior written notice thereof. Notwithstanding the foregoing, Borrower Party's only obligation under this Section 10.12 shall be to deal with Bank.

10.13       Governing Law. This Agreement is entered into and performable in Fulton County, Georgia, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Georgia shall govern the construction of this Agreement and the other Loan Documents, and the rights and remedies of the parties hereto and thereto, except to the extent that the Uniform Commercial Code or other applicable Law requires that the perfection, the effect of perfection or non-perfection, the priority of Bank's Lien under the Loan Documents, or the enforcement of certain of Bank's remedies with respect to the Collateral, be governed by the Laws of another Jurisdiction.

10.14	SUBMISSION TO JURISDICTION; WAIVERS.

(A)	BORROWER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA, THE DISTRICT COURTS OF THE UNITED STATES OF AMERICA IN THE STATE OF GEORGIA, AND APPELLATE COURTS FROM ANY THEREOF;

(2)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.9 OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B)	BORROWER PARTY AND BANK HEREBY:

(1)           IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2)           AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.15       Binding Effect, Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. No Borrower Party has any right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

10.16       Entire Agreement, Amendments. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

10.17       Severability. If any provision of this Agreement or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

10.18       Headings. The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

10.19       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

10.20	Seal. This Agreement is intended to take effect as an instrument under seal.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

BORROWERS:

COLE WW II, LLC, an Arizona limited liability company
By:	SERIES A, LLC, an Arizona limited liability company, its Manager
	By:	/s/ Blair D. Koblenz
	Its:	Executive Vice President

COLE WW IV, LLC, an Arizona limited liability company
By:	SERIES A, LLC, an Arizona limited liability company, its Manager
	By:	/s/ Blair D. Koblenz
	Its:	Executive Vice President

MORTGAGORS:

CONWA PROPERTY II LLC, a Delaware limited liability company
By:	CONWA EQUITY II LLC, a Delaware limited liability company, its Member Manager
	By:	COLE WW II, LLC, an Arizona limited liability company, its Member Manager
		By:	SERIES A, LLC, an Arizona limited liability company, its Manager
			By:	/s/ Blair D. Koblenz
			Its:	Executive Vice President

CONWA PROPERTY IV LLC, a Delaware limited liability company
By:	CONWA EQUITY IV LLC, a Delaware limited liability company, its Member Manager
	By:	COLE WW IV, LLC, an Arizona limited liability company, its Member Manager
		By:	SERIES A, LLC, an Arizona limited liability company, its Manager
			By:	/s/ Blair D. Koblenz
			Its:	Executive Vice President

SWA REMAINDER II LLC, a Delaware limited liability company
By:	SWA REMEQ II LLC, a Delaware limited liability company, its Member Manager
	By:	COLE WW II, LLC, an Arizona limited liability company, its Member Manager
		By:	SERIES A, LLC, an Arizona limited liability company, its Manager
			By:	/s/ Blair D. Koblenz
			Its:	Executive Vice President

SWA REMAINDER IV LLC, a Delaware limited liability company
By:	SWA REMEQ IV LLC, a Delaware limited liability company, its Member Manager
	By:	COLE WW IV, LLC, an Arizona limited liability company, its Member Manager
		By:	SERIES A, LLC, an Arizona limited liability company, its Manager
			By:	/s/ Blair D. Koblenz
			Its:	Executive Vice President

BANK:

SOUTHTRUST BANK
By:	/s/ Kenneth W. Deere
Its:	Senior Vice President